GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

                          SERVICE PLAN



     Introduction:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Service Plan (the "Plan") in accordance with

Rule 12b-1, promulgated under the Investment Company Act of 1940, as amended

(the "Act"), with respect to (i) each series of the Fund or class of Fund shares set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class"), or (ii) if no series or classes are set forth on such Exhibit, the Fund. Under the Plan, the Fund would (a) pay for the costs and expenses of preparing, printing and distributing its prospectuses and statements of additional information, and (b) pay the

Fund's distributor, Dreyfus Service Corporation (the "Distributor"), for

distributing the Fund's shares, servicing shareholder accounts, and advertising and marketing relating to the Fund (the payments in this clause

(b) being referred to as "Distribution and Service Payments").  If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

     The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes.

     In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and its shareholders of each Class.

     The Plan: The material aspects of this Plan are as follows:

     1.  The Fund shall pay all costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders.  The Fund also shall pay an amount of the costs and expenses in connection with (a) preparing, printing and distributing the Fund's prospectuses and statements of additional information used for other purposes and (b) implementing and operating this

Plan, such aggregate amount not to exceed in any fiscal year of the Fund the greater of $100,000 or .005 of 1% of the average daily value of the Fund's net assets attributable to each Class for such fiscal year.

     2.  (a) The aggregate annual fee the Fund may pay under this Plan for

Distribution and Service Payments for each series and/or share class appears on Exhibit A.

         (b) The Distributor may pay one or more securities dealers,

financial institutions (which may include banks) or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Agent"), a fee in respect of the Fund's shares owned by investors with whom the Service Agent has a servicing relationship or for whom the Service Agent is the dealer or holder of record. The

Distributor shall determine the amounts to be paid to Service Agents under this Plan and the basis on which such payments will be made. Payments to a

Service Agent are subject to compliance by the Service Agent with the terms of any related Plan agreement between the Service Agent and the Distributor.

     3.  For the purposes of determining the fees payable under this Plan,

the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's charter documents as then in effect for the computation of the value of the Fund's net assets.

     4.  The Fund's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

     5.  As to each Class, this Plan, which initially became effective on

August 24, 1994, will become effective as amended, on the effective date of the Distribution Agreement between the Distributor and the Fund.

     6.  As to each Class, this Plan, as amended, shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually by a majority of the Board members, including a majority of the

Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan,

pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

     7.  As to each Class, this Plan may be amended at any time by the

Fund's Board, provided that (a) any amendment to increase materially the costs which the Fund may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the outstanding shares of such Class, and (b) any material amendments of the terms of this

Plan shall become effective only upon approval as provided in paragraph 6 hereof.

     8.  As to each Class, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the outstanding shares of such Class.















Dated:  May 26, 1994

Amended:  January 26, 2000

                                  EXHIBIT A


Name of Series and Class         Amount of Fee

General Government Securities    .20 of 1% of the value of the
Money Market Fund                Fund's average daily net assets
     Class A Shares

General Treasury Prime           .20 of 1% of the value of the
Money Market Fund                Fund's average daily net assets
     Class A Shares